Exhibit 99.1
LogMeIn Names Seth Shaw as SVP of Sales
Woburn, Mass., August 2, 2011 — LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of cloud-based connectivity solutions, today announced the promotion of Seth Shaw to senior vice president of sales. A software industry veteran, Shaw was previously the vice president of sales and marketing, EMEA, at LogMeIn, and played a key role in the company’s continued growth and international expansion.
“Seth Shaw has been instrumental in our international and enterprise sales growth over the past few years. From spearheading our Asia Pacific operations to growing our operations and customer base in Europe, he has demonstrated the leadership skills required to take our sales organization into new territories and new markets,” said Michael Simon, president and CEO of LogMeIn. “He will play a key role in continuing to grow our sales organization and business across the globe.”
Shaw takes over the position from Kevin Harrison, who is retiring. Harrison will remain with the company for an interim period to assist with the transition. Shaw will be based in the Woburn, Mass., office.
“Kevin Harrison has been a key part of our executive team since the earliest days of the company and we thank him for his invaluable contributions to our success,” continued Simon. “We wish him well in his future endeavors.”
About LogMeIn, Inc.
     LogMeIn (Nasdaq:LOGM) provides cloud-based remote access, support and collaboration solutions to quickly, simply and securely connect millions of internet-enabled devices across the globe — computers, smartphones, iPad™ and Android™ tablets, and digital displays. Designed for consumers, mobile professionals and IT organizations, LogMeIn’s solutions empower nearly 13 million users to connect more than 100 million devices. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary, Japan, the Netherlands, and the UK.

Press
Craig VerColen
LogMeIn, Inc.
781-897-0696
Press@LogMeIn.com